EXHIBIT 99.1

Tanger Elects Directors and Officers

GREENSBORO, N.C., May 15, 2020 Today, the shareholders of Tanger Factory Outlet Centers, Inc. (NYSE: SKT) elected the following directors to serve until the 2021 annual meeting of shareholders:

David B. Henry	Non-Executive Chair of the Board
Jeffrey B. Citrin	Independent Director
Thomas J. Reddin	Independent Director
Bridget M. Ryan-Berman	Independent Director
Susan E. Skerritt	Independent Director
Luis A. Ubiñas	Independent Director
Steven B. Tanger	Director

The Board of Directors also elected the following officers to serve until the 2021 annual meeting of shareholders:

Steven B. Tanger	Chief Executive Officer
Stephen J. Yalof	President & Chief Operating Officer
James F. Williams	Executive Vice President, Chief Financial Officer
Chad D. Perry	Executive Vice President, General Counsel & Secretary
Lisa J. Morrison	Executive Vice President of Leasing
Virginia R. Summerell	Senior Vice President of Finance, Treasurer & Assistant Secretary
Carrie A. Warren	Senior Vice President & Chief Marketing Officer
Charles A. Worsham	Senior Vice President of Construction & Development
Laura M. Atwell	Vice President of Marketing
Brian A. Auger	Vice President & Corporate Counsel
Leigh M. Boyer	Vice President & Corporate Counsel
Joshua D. Cox	Vice President of Tax
Kimberly A. Dane	Vice President of Operations
Rick L. Farrar	Vice President of Information Technology
Thomas J. Guerrieri Jr.	Vice President, Chief Accounting Officer & Controller
Cyndi M. Holt	Vice President of Investor Relations
Beth G. Lippincott	Vice President of Leasing
Quentin N. Pell	Vice President of Corporate Communications & Enterprise Risk Management
Mary E. Shifflette	Vice President of Leasing
Mary Anne Williams	Vice President of Human Resources

About Tanger Factory Outlet Centers
Tanger Factory Outlet Centers, Inc. (NYSE: SKT), is a publicly-traded REIT headquartered in Greensboro, North Carolina that presently operates and owns, or has an ownership interest in, a portfolio of 39 upscale outlet shopping centers. Tanger's operating properties are located in 20 states and in Canada, totaling approximately 14.3 million square feet, leased to over 2,800 stores which are operated by more than 510 different brand name companies. The Company has more than 39 years of experience in the outlet industry. Tanger Outlet Centers continue to attract more than 181 million visitors annually. For more information on Tanger Outlet Centers, call 1-800-4TANGER or visit the Company's website at www.tangeroutlets.com.

CONTACT:
Jim Williams                    Cyndi Holt

EVP and CFO                      VP Investor Relations
(336) 834-6800                    (336) 834-6892
Jim.Williams@TangerOutlets.com        Cyndi.Holt@tangeroutlets.com